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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         Certificate and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934

                         Commission File Number: 0-24010

                               DELTA HOLDING, INC.
                (name of registrant as specified in its charter)

                              1775 12th Avenue N.W.
                               Issaquah, WA 98027
                                  (206)391-2000

                          Common Stock, $1.00 par value
            (Title of each class of securities covered by this Form)

         Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6
         Rule 12g-3(b)(1)(i)      [ ]

         Approximate number of holders of record as of the certification or
notice date:   0

         Pursuant to the requirements of the Securities Exchange Act of 1934 Delta Holding, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATED this  22 day of     July     , 1997   .
                   -----      -------------      ---

                                           DELTA HOLDING, INC.


                                           By         [SIG]
                                             ----------------------------------
                                              Gordon H. Cheadle, President